Exhibit 4.6

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”), dated as of April 30, 2008, by and among Vertis, Inc. (the “Issuer”), each of the undersigned entities listed as guarantors (collectively, the “Guarantors”), and each of the undersigned holders of the Notes (as defined below) (collectively, the “Holders”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Bank of New York, as Trustee (the “Trustee”) have entered into that certain Indenture (as amended, modified or supplemented prior to the date hereof, the “Indenture”), dated as of June 6, 2003, in respect of the Issuer’s $350,000,000 principal amount of 9.75% Senior Secured Second Lien Notes due 2009 (the “Notes”);

WHEREAS, on April 1, 2008, the Issuer failed to make the interest payment due on the Notes pursuant to the Indenture and the Notes (the “Missed Payment”), and such failure constitutes a Default under the Indenture (the “Existing Default”);

WHEREAS, the Issuer acknowledges and agrees that the Existing Default has occurred and is continuing as of the date hereof, and has not been cured or waived;

WHEREAS, the Issuer’s failure to pay the Missed Payment on or before May 1, 2008, together with interest on such defaulted interest pursuant to Section 2.12 of the Indenture, shall constitute an Event of Default under the Indenture (the “Payment Default”);

WHEREAS, the Issuer is currently negotiating the terms of a restructuring and lock-up agreement by and among the Issuer, Vertis Holdings, Inc., ACG Holdings, Inc. American Color Graphics, Inc., the Holders, certain other holders of notes issued by the Issuer or by American Color Graphics, Inc, and other parties thereto (as may be amended, the “Restructuring Agreement”);

WHEREAS, the Issuer and the Guarantors have requested that the Holders temporarily forbear from exercising their rights and remedies under the Indenture and from directing the Trustee to exercise any such rights and remedies on the Holders’ behalf resulting from the Existing Default and the Payment Default; and

WHEREAS, the Holders are willing to grant the Issuer and the Guarantors’ request for forbearance described in the preceding paragraph on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Defined Terms. Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed to such term in the Indenture.  Each of the following capitalized terms shall have the meaning set forth below:

“Forbearance Period” means the period beginning on the date hereof and ending on the Forbearance Termination Date.

“Forbearance Termination Date” means the date of occurrence of a Forbearance Termination Event.

“Forbearance Termination Event” means any of the following events: (a) the failure of the  Restructuring Agreement Execution to occur on or before 5:00 p.m. (New York time) on May 13, 2008; (b) the termination of the Restructuring Agreement in accordance with its terms; (c) the occurrence of the “Forbearance Termination Date” under and as defined in the Forbearance Agreement, dated as of April 3, 2008, as may be amended, relating to the Senior Credit Facility (the “Senior Credit Forbearance Agreement”); (d) the occurrence of the “Forbearance Termination Date” under and as defined in the Forbearance Agreement, dated as of April 2, 2008, by and among Vertis Receivables II, LLC, Webcraft, LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing, LLC, the Issuer and General Electric Capital Corporation, as may be amended (together with the Senior Credit Forbearance Agreement, the “Forbearance Agreements”); (e) the occurrence of a Default or Event of Default under the Indenture other than the Existing Default or the Payment Default; or (f) the failure of the Issuer and/or the Guarantors to comply with any term, condition, representation or covenant contained in this Agreement.

“Remedial Action” means any action to direct enforcement of any of the rights and remedies available to the Holders or the Trustee under the Indenture, the Notes, the Security Documents and any amendments or supplements to the foregoing, including, without limitation, any action to accelerate, or join in any request for acceleration of, the Notes.

“Restructuring Agreement Execution” means that the Restructuring Agreement shall have been duly executed and delivered by at least 66-2/3 % of the outstanding principal amount of each of the Vertis Second Lien Notes, the Vertis Senior Notes and the ACG Second Lien Notes (each as defined in the proposed Restructuring Agreement) and each other party thereto, and such agreement and all related exhibits, schedules and attachments shall in each case be in form and substance satisfactory to the Holders and shall be in full force and effect.

SECTION 2.   Forbearance.  (a)  Each Holder hereby agrees that during the Forbearance Period it will not (x) take any Remedial Action with respect to the Notes in connection with the Existing Default or the Payment Default or (y) sell, pledge, hypothecate or otherwise transfer any Notes, except to a purchaser or other entity who agrees in writing with the Issuer prior to such transfer to be bound by all of the terms of this Agreement with respect to the relevant Notes being transferred to such purchaser.  The foregoing limited forbearance shall not be construed to impair the ability of the Holders or the Trustee to take any Remedial Action after the Forbearance Period regardless of whether or not such Remedial Action relates to actions taken or payments received during the Forbearance Period, or during the Forbearance Period for Defaults or Events of Default other than the Existing Default and the Payment Default.

(b)  Unless earlier terminated in accordance with the terms of this Agreement, the Holders’ forbearance, as provided herein, shall immediately cease without notice on the Forbearance Termination Date, and the Issuer and Guarantors at that time shall be obligated to comply with and perform all terms, conditions and provisions of the Indenture and the Notes without giving effect to the forbearance set forth herein.

(c)  The Holders’ forbearance is further expressly subject to and conditioned upon the Issuer and Guarantors’ strict compliance with each and every term and provision of this Agreement, and, except with respect to the Existing Default and the Payment Default, the Issuer and Guarantors’ strict compliance with each and every term and provision of the Indenture and Notes, except as such terms and provisions are modified by this Agreement.

(d)  The Holders hereby request that the Trustee not take any Remedial Action, including without limitation, any action to accelerate the Notes during the Forbearance Period.  In the event that the Trustee takes any action to declare all of the Notes immediately due and payable pursuant to Section 6.2(a) of the Indenture during the Forbearance Period solely due to the Existing Default or the Payment Default, the Holders agree, pursuant to Section 6.2(b) of the Indenture, to promptly rescind and cancel such acceleration; provided, however, that if the Holders rescind and cancel such acceleration by the Trustee in accordance with Section 6.2(b) of the Indenture, each Holder shall defer its right to receive any cure of the Payment Default until such time as set forth in the proposed Restructuring Agreement or otherwise; provided further, however, that such rescission and deferral shall be of no further force and effect to the extent that the “Forbearance Period” with respect to either of the Forbearance Agreements (and as defined therein) has ended.

SECTION 3.   Conditions to Effectiveness.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions:

(a)           Holders representing in the aggregate more than 75% of the outstanding principal amount of the Notes shall have executed this Agreement;

(b)           the Holders shall have received from the Issuer a duly executed counterpart of this Agreement from each Holder, the Issuer and each Guarantor listed on the signature pages hereto; and

(c)           (i) all representations and warranties made by the Issuer and the Guarantors in the Indenture, the Note and the Security Documents shall be true and correct in all material respects on and as of the effective date of this Agreement as though made on and as of such date (unless any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date); and (ii) no Default or Event of Default (except with respect to the Existing Default) has occurred or is continuing as of the effective date of this Agreement.

SECTION 4.   Representations and Warranties of the Issuer.  In order to induce the Holders to enter into this Agreement, the Issuer hereby represents and warrants to the Holders that

(a)           Representations and Warranties. (i) No Default or Event of Default (other than the Existing Default) has occurred under the Indenture or is continuing and (ii) no representation or warranty of the Issuer or any Guarantor contained in the Indenture, any Note, the Security Documents or this Agreement, is untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

(b)           Authorization.  Each of Issuer and each of the Guarantors has the power and authority to execute, deliver and perform this Agreement.  Each of Issuer and each of the Guarantors has taken all necessary action (including, without limitation, obtaining approval of its members, if necessary) to authorize its execution, delivery and performance of this Agreement. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with the Issuer’s or any Guarantor’s execution, delivery and performance of this Agreement, except for those already duly obtained.  This Agreement has been duly executed and delivered by each of Issuer and the Guarantors and constitutes the legal, valid and binding obligation of each of the Issuer and the Guarantors, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).  Each of the Issuer’s and the Guarantors’ execution, delivery or performance of this Agreement does not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of the Issuer or any of the Guarantors by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture or instrument to which the Issuer or any of the Guarantors is a party or which is binding upon them or any one of them or any of their properties, (ii) any law or regulation or order or decree of any court applicable to Issuer or any of the Guarantors, or (iii) the certificate of incorporation and bylaws, or the certificate of formation and operating agreement, as applicable, of the Issuer or any of the Guarantors.

SECTION 5.   Representation of the Holders.  Each Holder severally represents that it is the beneficial owner and/or investment advisor or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes set forth on the signature page hereof beneath its name.

SECTION 6.   Release. In consideration of the agreements of the Holders set forth herein, each of the Issuer and each Guarantor hereby releases, remises, acquits and forever discharges the Holders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Agreement, the Indenture, the Note or the Security Documents (collectively, the “Released Matters”). Each of the Issuer and each Guarantor hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released

Matters. Each of the Issuer and each Guarantor hereby represents and warrants to each Holder that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

EACH OF THE ISSUER AND EACH GUARANTOR AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT. EACH OF ISSUER AND EACH GUARANTOR WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.

SECTION 7.   Covenant Not to Sue. Each of the Issuer and each Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to Section 6 above. If any of the Issuer or the Guarantors or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, both the Person violating such covenant and the Issuer, on a joint and several basis, shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

SECTION 8.   Effect on the Indenture and the Notes.  Except as specifically set forth above with respect to each Holder’s agreement to not enforce its rights during the Forbearance Period with respect to the Existing Default and the Payment Default, all of the terms of the Indenture shall remain unchanged and in full force and effect.  Except as specifically set forth herein, each Holder’s execution of this Agreement shall not constitute (i) a waiver of any of the rights or remedies such Holder or the Trustee under the Indenture, including, but not limited to, any rights or remedies with respect to the Existing Default or the Payment Default and right to receive default interest pursuant to Section 2.12 of the Indenture, which shall continue in existence subject only to the Holders’ agreement, as set forth in this Agreement, not to take any of the actions set forth in Section 2(a) hereof based upon the Existing Default or the Payment Default during the Forbearance Period or (ii) a waiver, forbearance or other indulgence with respect to any other Event of Default now existing or hereafter arising under the Indenture.  For the avoidance of doubt, notwithstanding the provisions contained in this Agreement, all covenants and obligations of the Issuer and the Guarantors under the Indenture following the occurrence of a Default and/or Event of Default (including the Existing Default and the Payment Default) under the Indenture shall remain unchanged and in full force and effect.

SECTION 9.   Costs and Expenses.  The Issuer agrees to pay on demand all costs and expenses of the Holders in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees, costs and expenses of counsel for the Holders with respect thereto.

SECTION 10.   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.   Integration.  This Agreement and any agreements referred to herein constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Upon the effectiveness of this Agreement as set forth in Section 3 hereof, this Agreement shall be binding upon and inure to the benefit of the parties to the Indenture and, subject to and in accordance with Section 11.10 of the Indenture, their respective successors and assigns.

SECTION 12.   Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 13.   Applicable Law.  This Agreement shall be governed by and be construed and enforced in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law).

SECTION 14.   Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

SECTION 15.   Confidentiality.  Each of the Issuer, each Guarantor and each Holder (and their respective successors and assigns) shall not publicly disclose any information provided to them by any Holder in connection with this Agreement, nor shall they publicly disclose signature pages to this Agreement or any other provision of this Agreement that discloses the Holders’ holdings (collectively, the “Holder Information”) except: (1) in any legal proceeding relating to this Agreement, provided that the Issuer, the relevant Guarantor and/or Holder, as applicable, shall use their reasonable best efforts to maintain the confidentiality of Holder Information in the context of any such proceeding; (2) to the extent required by law; and (3) in response to a subpoena, discovery request, or a request from a government agency for information regarding Holder Information or the information contained therein; provided that in the case of clauses (2) and (3) above, the disclosing party provides notice to the applicable Holder, promptly upon receipt of the subpoena or request, unless such notice would be prohibited by law.  If the applicable Holder wishes to oppose the production of such information, it may do so at its own expense.  Responding to any such subpoena or other request, after providing notice as set forth herein, shall not be deemed to be a breach of any provision of this Agreement.  Notwithstanding anything to the contrary in this Section 15, the Issuer may: (i) disclose the aggregate principal amount of Notes held by the Holders executing this Agreement, taken as a whole and without reference to the names of the Holders constituting such amount; and (ii) provide the Trustee with the executed copy of this Agreement that includes the individual signature pages of each of the Holders, but only in the event that the Issuer first obtains the Trustee’s written consent not to publicly disclose any information relating to the individual holdings of each Holder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VERTIS, INC.

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

ENTERON GROUP LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

WEBCRAFT, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

USA DIRECT, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

VERTIS MAILING, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

WEBCRAFT CHEMICALS, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

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By:
Name:
Title:

$
Aggregate principal amount of Notes
beneficially owned or managed on behalf
of accounts that hold or beneficially own Notes